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                                                                                                                          EXHIBIT 12

                                          OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES
                                         Computation of Ratio of Earnings to Fixed Charges

                                                            (Unaudited)



    (In millions)                                               Years Ended December 31,
                                                          ------------------------------------
                                                          1997    1996    1995   1994     1993
                                                          ------------------------------------
 Earnings:
 Income (loss) from continuing operations before taxes    $234    $446    $204   $119     $(154)
 Add (deduct):
    Income taxes of 50% owned affiliates                     2       3       3      4         3

    Equity in (earnings) loss of less than
           50% owned affiliates                             (6)     (2)     (1)     3         5

    Dividends received from less than
           50% owned affiliates                              2       2       1      -         -

    Interest capitalized, net of amortization                -       -       1      1        (1)

    Fixed charges as described below                        43      48      53     46        47

                                                          ----    ----    ----   ----     -----
          Total                                           $275    $497    $261   $173     $(100)
                                                          ====    ====    ====   ====     =====

 Fixed charges:
    Interest expense                                      $ 26    $ 30    $ 36   $ 30     $  33

    Estimated interest factor in rent expense               17      18      17     16        14
                                                          ----    ----    ----   ----     -----
          Total                                           $ 43    $ 48    $ 53   $ 46     $  47
                                                          ====    ====    ====   ====     =====


 Ratio of earnings to fixed charges(a)                     6.4    10.4     4.9    3.8         -
                                                          ====    ====    ====   ====     =====

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 (a) In the twelve months ended December 31, 1993, earnings were inadequate to cover fixed charges by $147 million. In 1993, the Company recorded an after-tax charge of $124 million for personnel reductions, business restructurings involving consolidations and re-alignments within divisions, costs at sites of discontinued businesses, future environmental liabilities, and other charges.
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